EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-192677 and No. 333-188456 on Form S-8 of our report dated March 14, 2014, relating to the consolidated financial statements of Blackhawk Network Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to allocation of expenses) appearing in this Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended December 28, 2013.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Francisco, California

March 14, 2014